Exhibit 10.6

Transition Services Agreement

This Transition Services Agreement (“Agreement”) is made as of July 1, 2023 (the “Effective Date”), by and among Allyson Feiler Downing and Loree Schwartz (together, “SERVICE PROVIDER”) and Green Tree Colorado, LLC, a Colorado limited liability company and TREES Corporation, a Colorado corporation (together “CLIENT” and together with the SERVICE PROVIDER, the “Parties”).

A.	CLIENT desires to engage the services of SERVICE PROVIDER, and SERVICE PROVIDER desires to perform, certain administrative and management services involving the businesses located at 1090 N. 2nd St, Berthoud CO 80513 and 6859 N Foothills Hwy, E-200, Boulder CO 80302 (collectively, the “Business”).

B.	The Business includes two Regulated Marijuana Businesses as defined in the Colorado “Marijuana Code,” collectively, Sections 14 and 16, Article XVIII of the Constitution of the State of Colorado, C.R.S, §§ 44-10-101, et seq., and all regulations and ordinances promulgated thereunder by the Colorado Marijuana Enforcement Division and the relevant local licensing authorities.

C.	On the Effective Date, each individual comprising SERVICE PROVIDER is registered with the Colorado Marijuana Enforcement Division as a Controlling Beneficial Owner of the Business pursuant to the Marijuana Code.

In consideration of the mutual promises and undertakings of the Parties, and for other good and valuable consideration, receipt of which is hereby acknowledged, SERVICE PROVIDER and CLIENT agree as follows:

1.	SERVICES. SERVICE PROVIDER will perform the services set forth in Exhibit A attached hereto (collectively, the “Services”) for CLIENT during the Term. SERVICE PROVIDER shall determine the manner and means of performing the Services.

2.	FEES AND PAYMENT

2.1.	Fees. In exchange for its provision of the Services, SERVICE PROVIDER shall retain 100% of the revenue generated from the Business (the “TSA Fee”). CLIENT and SERVICE PROVIDER agree that during the Term of this Agreement, SERVICE PROVIDER need not remit any of the Business’ revenues to CLIENT, unless required by applicable law. Commencing on the Effective Date, SERVICE PROVIDER shall assume all liabilities related to the assets and operation of the Business accruing from and after the Effective Date until the termination of this Agreement. In the event that CLIENT is required by applicable law to, or actually does pay any liability or collect any revenue of the Business, then SERVICE PROVIDER and CLIENT shall work together in good faith to provide a monthly accounting of such Business liabilities and revenue and, within five (5) days of finalization of such accounting, SERVICE PROVIDER shall reimburse CLIENT for such agreed upon Business liabilities and CLIENT shall reimburse SERVICE PROVIDER for such agreed upon Business revenue.

2.2.	Payment Terms. All payments must be made in U.S. dollars. Any outstanding balances owed by CLIENT to SERVICE PROVIDER shall accrue interest at a rate equal to the lesser of 1.5% per month and the maximum rate permitted by applicable law, from due date until paid, plus SERVICE PROVIDER’s reasonable costs of collection. All fees due hereunder are exclusive of, and CLIENT shall pay, all real property tax, business personal property tax, use and other taxes, export and import fees, customs duties and similar charges applicable to the transactions contemplated by this Agreement, except for taxes based upon SERVICE PROVIDER’s revenue. CLIENT agrees to indemnify and hold SERVICE PROVIDER harmless from and against all claims, liabilities, costs, expenses and penalties arising out of or related to CLIENT’s failure to timely report or pay any such taxes, fees, duties or charges. SERVICE PROVIDER shall reimburse CLIENT for sales and excise taxes imposed on CLIENT as a liability of CLIENT pursuant to Section 2.1.

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3.	LIMITED WARRANTY AND LIMITATION OF LIABILITY

3.1.	Limited Warranty. SERVICE PROVIDER warrants that it shall perform the Services (a) using personnel of commercially reasonable skill, experience, and qualifications; (b) in a professional manner in accordance with generally recognized industry standards for similar services, and (c) in accordance with the Marijuana Code. SERVICE PROVIDER (x) MAKES NO WARRANTIES EXCEPT FOR THOSE SET OUT IN THIS SECTION 3.1; AND (y) DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

3.2.	Limitation of Liability. THE LIMITATIONS SET FORTH IN THIS SECTION 3.2 WILL NOT APPLY TO CLAIMS DIRECTLY ARISING UNDER SECTION 2.1, OR CLAIMS ARISING FROM THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF EITHER PARTY OF THEIR RESPECTIVE DUTIES AND OBLIGATIONS UNDER THIS AGREEMENT. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, EXEMPLARY, SPECIAL, OR INCIDENTAL DAMAGES, INCLUDING ANY LOST DATA AND LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, THE USE OF OR INABILITY TO USE ANY SERVICES PROVIDED HEREUNDER, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SERVICE PROVIDER’S TOTAL CUMULATIVE LIABILITY UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, WILL NOT EXCEED AN AMOUNT EQUAL TO THE FEES PAID TO SERVICE PROVIDER UNDER THIS AGREEMENT MINUS THE LIABILITES PAID BY SERVICE PROVIDER RELATED TO THE ASSETS AND OPERATION OF THE BUSINESS, EACH AS DURING THE SIX MONTH PERIOD PRECEDING THE EVENTS GIVING RISE TO SUCH LIABILITY. CLIENT ACKNOWLEDGES THAT THE FEES REFLECT THE ALLOCATION OF RISK BETWEEN THE PARTIES AND THAT SERVICE PROVIDER WOULD NOT ENTER INTO THIS AGREEMENT WITHOUT THESE LIMITATIONS ON SERVICE PROVIDER’S LIABILITY.

4.	Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until the Transfer Date (as such term is defined in the Settlement Agreement, dated as of the date hereof, by and among SERVICE PROVIDER, CLIENT, and the other parties thereto). Upon the expiration of this Agreement, all amounts owed to either Party under this Agreement which accrued before such expiration will be immediately due and payable. Sections 2, 3.2, 4, and 5 will survive the expiration of this Agreement for any reason.

5.	GENERAL

5.1.	Governing Law. This Agreement shall be governed by the laws of the State of Colorado, without regard to its principles of conflicts of law.

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5.2.	Relationship of Parties. The relationship of the parties established under this Agreement is that of independent contractors and neither party is a partner, employee, agent or joint venture partner of or with the other, and neither party has the right or authority to assume or create any obligation on behalf of the other party by virtue of this Agreement.

5.3.	Assignment. Neither Party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, SERVICE PROVIDER may assign its rights and obligations under this Agreement to a parent, affiliate, or subsidiary, or to a successor, whether by way of merger, sale of all or substantially all of its assets or otherwise. Any attempted assignment of this Agreement not in accordance with this subsection shall be null and void.

5.4.	Notices. Any notices or other communications required or permitted to be given or delivered hereunder shall be in writing and shall be delivered personally, by courier service, by email, by facsimile machine or by registered or certified mail, return receipt requested, postage pre-paid, to SERVICE PROVIDER and to CLIENT to such addresses as such Party may designate pursuant to this notice provision. Any notice given shall be deemed to have been received on the date on which it is delivered personally, by courier service, by email or by facsimile, or, if mailed, on the third business day following the mailing thereof.

5.5.	Force Majeure. In no event shall SERVICE PROVIDER be responsible or liable for any breach of the Agreement for failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes, epidemics or acts of God.

5.6.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions of this Agreement will continue in full force and effect.

5.7.	Subcontractors. CLIENT acknowledges and agrees that SERVICE PROVIDER may hire subcontractors to perform Services hereunder. SERVICE PROVIDER will be responsible for the direction and coordination of the services of each subcontractor and CLIENT will have no obligation to pay any subcontractor directly.

5.8.	Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

5.9.	Headings. The headings used for the sections of this Agreement are for information purposes and convenience only and in no way define, limit, construe or describe the scope or extent of the sections.

5.10.	Entire Agreement. This Agreement and its exhibits constitute the entire agreement between the parties with regard to the subject matter hereof. No oral or written representation that is not expressly contained in this Agreement is binding on SERVICE PROVIDER or CLIENT. No amendment to this Agreement shall be binding on either party unless in writing and signed by both parties.

5.11.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Green Tree Colorado, LLC

By:	/s/ Adam Hershey
Name:	Adam Hershey
Title:	Interim CEO

TREES Corporation

By:	/s/ Adam Hershey
Name:	Adam Hershey
Title:	Interim CEO

Allyson Feiler Downing

/s/ Allyson Feiler Downing

Loree Schwartz

/s/ Loree Schwartz

Exhibit A

Services

●	SERVICE PROVIDER will manage day to day operations of the Business.

●	SERVICE PROVIDER will manage hiring, training, and management of employees for the Business.

●	SERVICE PROVIDER will manage and timely pay all vendor payments, employee wages and benefit payments, insurance payments, rent and utility payments for the Business.

●	SERVICE PROVIDER will manage acquisition and operation of appropriate computer hardware and software systems and maintenance of in-house networks;

●	SERVICE PROVIDER will manage required maintenance and upkeep of facilities utilized by CLIENT except to the extent such duties are reserved to the landlord of such facility;

●	SERVICE PROVIDER will manage maintenance and support of technical equipment and IT systems used by CLIENT in connection with the Business.

●	SERVICE PROVIDER will manage compliance of the Business with all local, and state regulations including without limitation the Marijuana Code.

●	SERVICE PROVIDER will provide CLIENT proper, true and accurate record keeping of all inventory and sales data of the Business on no less frequently than a monthly basis.

●	SERVICE PROVIDER will maintain accounts, ledgers and information for the Business separate from those maintained by SERVICE PROVIDER for non-Business-related matters.